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                                                                    Exhibit 21.1


The following is a list of Avalon's subsidiaries except for unnamed subsidiaries which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

   Subsidiarv Name                                    State of Incorporation
----------------------------------------------------------------------------

..  American Landfill Management, Inc                         Ohio
..  American Waste Management Services, Inc.                  Ohio
..  Avalon Lakes Golf, Inc.                                   Ohio
     .  Avalon Travel, Inc.                                  Ohio
..  AWS Remediation, Inc.                                     Pennsylvania
..  DartAmericA, Inc.                                         Ohio
     .  Dart Trucking Company, Inc.                          Ohio
          - Dart Realty, Inc.                                Ohio
          - Dart Services, Inc.                              Ohio
     .  TRB National Systems, Inc.                           Ohio
..  Earth Sciences Consultants, Inc.                          Pennsylvania


Parent/subsidiary relationships are indicated by indentations. In each case, 100% of the voting securities of each of the subsidiaries is owned by the indicated parent of such subsidiary.